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                        TABLE OF CONTENTS

                                                      Page
ARTICLE I - DEFINITIONS  .    .    .    .    .    .    1

ARTICLE II - VENTURE NAME AND PRINCIPAL OFFICE
  Section 2.1  Venture Name   .    .    .    .    .    4
  Section 2.2  Principal Office    .    .    .    .    4
  Section 2.3  Term of Venture     .    .    .    .    4

ARTICLE III - PURPOSE OF VENTURE   .    .    .    .    4
  Section 3.1  Purpose and Powers of the Venture  .    4

ARTICLE IV - CONTRIBUTIONS OF PARTICIPANTS   .    .    5
  Section 4.1  Contribution of Vipont   .    .    .    5
  Section 4.2  Contribution of Celebration   .    .    5

ARTICLE V - ALLOCATION OF DEDUCTIONS    .    .    .    9
  Section 5.1  Allocation of Deductions .    .    .    9

ARTICLE VI - DISPOSITION OF PRODUCTION  .    .    .    9
  Section 6.1  Distributions and Sharing of Revenues   9
  Section 6.2  Disposition of Production     .    .    10
  Section 6.3  Taking in Kind .    .    .    .    .    10
  Section 6.4  Refinery  .    .    .    .    .    .    10

ARTICLE VII - MANAGEMENT COMMITTEE .    .    .    .    11
  Section 7.1  Organization and Composition  .    .    11
  Section 7.2  Decisions .    .    .    .    .    .    11
  Section 7.3  Meetings  .    .    .    .    .    .    11
  Section 7.4  Action Without Meeting   .    .    .    11

ARTICLE VIII - MANAGER   .    .    .    .    .    .    12
  Section 8.1  Appointment    .    .    .    .    .    12
  Section 8.2  Powers and Duties of Manager  .    .    12
  Section 8.3  Standard of Care    .    .    .    .    15
  Section 8.4  Resignation; Deemed Offer to Resign     15
  Section 8.5  Payments to Manager .    .    .    .    16
  Section 8.6  Transaction With Affiliates   .    .    16

ARTICLE IX - RELATIONSIP OF THE PARTICIPANTS .    .    17
  Section 9.1  No Partnership .    .    .    .    .    17
  Section 9.2  State and Federal Income Taxes     .    17

ARTICLE X - WITHDRAWAL AND TERMINATION  .    .    .    17
  Section 10.1  Terminaiton by Expiration on Agreement 17
  Section 10.2  Termination by Deadlock .    .    .    18
  Section 10.3  Withdrawal    .    .    .    .    .    18
  Section 10.4  Continuing Obligations  .    .    .    18
  Section 10.5  Disposititon of Assets on Termination  19
  Section 10.6  Right - Venture Data After Termination 19

ARTICLE XI - ACQUISITIONS WITHIN AREA OF INTEREST .    19
  Section 11.1  General  .    .    .    .    .    .    19
  Section 11.2  Notice to Non-acquiring Participant    20
  Section 11.3  Option Exercised   .    .    .    .    20
  Section 11.4  Option Not Exercised    .    .    .    20

ARTICLE XII - ABANDONMENT AND SURRNDER OF PROPERTIES   21
  Section 12.1  Abandonment or Surrender of Property   21

ARTICLE XIII - TRANSFER OF INTEREST     .    .    .    21
  Section 13.1  General  .    .    .    .    .    .    21
  Section 13.2  Limitations on Free Transferability    21
  Section 13.3  Preemptive Right   .    .    .    .    22
  Section 13.4  Exceptions to Preemptive Right    .    23

ARTICLE XIV - FISCAL YEAR AND ACCOUNTING     .    .    24
  Section 14.1  Fiscal Year Accounting  .    .    .    24
  Section 14.2  Audit    .    .    .    .    .    .    25



















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                  VIPONT MINE VENTURE AGREEMENT
                       VIPONT MINE VENTURE
     This Amended Agreement made and entered into and effective as of the _____ day of March 1996, between VIPONT INC., A Nevada corporation ("Vipont") and CELEBRATION MINING COMPANY, a Washington corporation ("Celebration"), supersedes, replaces, and restates in its entirety any prior agreements between Vipont and Celebration.
                             RECITALS
     A. Vipont and Celebration jointly own the property known as the Vipont Mine, including 53 patented mining claims located in the Ashbrook Mining District, Box Elder County, State of Utah, which Property is more fully described in Exhibit A.
     B. Vipont and Celebration desire to develop the Vipont Mine and to put the mine into production by first developing the underground mine and then developing the open pit mine.
     NOW, THEREFORE, in consideration of the covenants and agreements contained herein, Vipont and Celebration agree as follows:
                            ARTICLE I
                           DEFINITIONS
     "ASSETS" means the Properties, Products and all other real and personal property, tangible and intangible, held for the benefit of the Participants hereunder.

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     "BUDGET" means a detailed estimate of all costs to be
incurred by the Participants with respect to a program and what money is required and how it is to be spent.
     "COSTS" means all costs required to develop underground and open pit mines and put them into production, build a mill, leach pads, power lines, buy equipment, ect.
     "CO-MANAGER" means each manager has equal authority and say in all matters of the Venture.
     "DEVELOPMENT" means work undertaken to open up ore bodies, such as sinking shafts, driving drifts, cross-cuts, raises, winzes, and stope preparation.
     "EXPLORATION" means the work involved in looking for ore; may include surface and/or underground geology, drilling, sampling, trenching, geological testing, or a host of other ore finding methods.
     "CONTRIBUTION" means that contribution each Participant has made or agrees to make pursuant to Sections 4.1 and 4.2.
     "FULL UNDERGROUND PRODUCTION" means the mining and removal of ores at a minimum tonnage rate as to produce the best economic cash flow for the benefit of the venture without jepordizing the designed life of the mine. This rate is yet to be determined through sound mine design and economic studies.
     "JOINT ACCOUNT" means that account maintained in accordance with the Accounting Procedure showing the charges and credited accruing to the Participants.


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     "MANAGEMENT COMMITTEE" means the committee established under
Section 7.2.
     "MINING" means the process of extracting and producing the ore from underground deposits by stoping, drifting, raises, or other openings, and extracting and producing ore from surface open-pit mineral deposits.
     "NET SMELTER RETURN", (NSR) means the amount of money received from the smelter or refining after they deduct all of their processing charges. In addition to these charges, there can be freight and umpire assaying charges deducted.
     "OPERATIONS" means the activities carried out under this Agreement.
     "PARTICIPANT" and "PARTICIPANTS" means the persons or entities that from time to time have Participating Interests.
     "PARTICIPATING INTEREST" means the percentage interest each participant has in the production costs and in the division of net proceeds from minerals or products produced from mining.
Where fully funded and operational the Property (Exhibit A) will be owned 80% by Celebration and 20% by Vipont and the Participation Interest will be divided 80% to Celebration and 20% to Vipont.
     "PRODUCTS" means all ores minerals, and mineral resources produced from the Properties under this Agreement.

     "PROPERTY" means those interests in real property described more fully in Exhibit A and incorporated herein by reference, and all other interests in real property within the Area of Interest as described in Exhibit A which are acquired and held subject to the Agreement.
     "TRANSFER" means sell, grant, assign, encumber, pledge, or otherwise commit or dispose of.
     "VENTURE" means the business arrangement of the Participants under this Agreement.
                            ARTICLE II
                VENTURE NAME AND PRINCIPAL OFFICE
Section 2.1   Venture Name
     The name of the Venture between Vipont and Celebration shall be the VIPONT MINE VENTURE. Any business of the Venture may be conducted under such name as permitted by law and under such variations as the Management Committee shall unanimously designate.
Section 2.2  Principal Office
     The initial principal office of the Venture shall be N. 10220 Nevada, Suite 230, Spokane, Washington 99218. However, the Venture Participants shall conduct business at such locations as may, from time to time, be determined by the Management committee.




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Section 2.3  Term of Venture
     The Venture shall be effective from the date of signing this amended Agreement and shall continue in existence until December 31, 2025, unless sooner terminated pursuant to this Agreement or the dissolutions provisions of applicable statutes.
                             ARTICLE
                        PURPOSE OF VENTURE
Section 3.1  Purposes and Powers of the Venture
     The purpose of the Venture shall be to invest in, explore for, and engage in the business of mining silver, gold and other metals, principally on the property located in the State of Utah, known as the VIPONT SILVER MINE. Such activities may be accomplished through, but not limited to:
     (a) Completing the Miller cross-cut (6850 Level) by driving it an additional 1700 feet to the Vipont Limestone, and then developing drifts and raises from this level to the Phelan and A-level cross-cuts.
     (b) Constructing, equipping, and operating facilities for the milling and processing of mineral ores, and the sale of the end products of the milling and processing operations.
     (c ) Conducting of geological, geophysical and other exploring investigations on the Property and in the Ashbrook Mining District.
     (d)  Drilling new areas, reopening old areas.

                            ARTICLE IV
                  CONTRIBUTIONS OF PARTICIPANTS
Section 4.1  Contribution of Vipont
     Vipont contributes to the Venture Assets its mineral rights in the Property, to accomplish the purposes of the Agreement. Vipont will also contribute geological and mining expertise to the Venture. Vipont will not contribute any capital funds under its Contribution. Vipont will also contribute 30% of its participating interest to celebration providing terms specified in paragraph (e) of this section are fulfilled.
Section 4.2  Contribution of Celebration
     Celebration, in addition to contributing all its mineral rights on the property identified in Exhibit A, will contribute and be responsible for 100% of the funding necessary for the purposes of the Venture, including but not limited to funds necessary to put the underground mine and open-pit mines into production as specified in paragraph 4.3 (e) of this section.
Section 4.3 Celebration shall make its contributions to the Venture in the manner and timing outlined in paragraphs (a) through (h) below:
     (a) Celebration shall, no later than ______________, make an unsecured loan to Vipont in the amount of $300,000, which shall be due in 15 years, together with 5% simple interest, in substantially the same form as Exhibit B attached hereto. Said loan and accrued interest shall be repaid only out of Vipont's interest from ore sales from production below the 6500 foot level of the mine, and from no other source of revenue from Vipont. In the event there is no production of ore below the 6500 foot level while Celebration is a Participant in the Venture, Vipont shall be relieved of its obligation to pay the note and accrued interest.
     (b) If the loan has been made to Vipont in accordance with the terms of paragraph 4.3(a) above, Vipont and Celebration will each own 50% of the Property and each have an equal, individual interest in the Property as tenants in common; however, Vipont shall reserve for itself for a term of 60 years the surface grazing rights on the Property.
     In addition, representatives of Vipont may have access to the Property at any time, during exploration, development production or when the property may be idle.
     (c ) Celebration's failure to make the loan to Vipont as specified in paragraph (4.3a) above shall be deemed to be an immediate withdrawal of Celebration from the Vipont Mine Venture Agreement and the additional 25% ownership of the Property shall not be conveyed to Celebration.
     (d) In order to receive an additional 30% Property ownership, Celebration shall expend by June 1, 2001, at least $4,000,000 toward property development, which shall include but not be limited to the following:
          (i) Completing the Miller cross-cut for an additional 1700 feet, which shall be run at least 10' x 10' in the clear.

          (ii) Approximately 3000 feet of drifting on the 6850 foot level.
          (iii) Production and service raise to the Phelan Level, and rehabilitate escapeways to A-Level.
          (iv) At least two production drifts, preferably three, for the above raise. These drifts will be approximately 800 feet each.
          (v) Underground drilling, sampling, mapping and assaying.
          (vi) Road improvements and surface rehabilitation for the support of all mining and milling activities.
          (vii) Any and all environmental remediation efforts deemed necessary by the State of Utah or the United States Government to be meet compliance with said regulatory agencies.
          (viii) Permitting, underground mine planning and floatation mill study and planning, open-pit mine planning, metallurgical testing, drilling and surface geological work. These costs not to exceed $400,000.
          (ix) Administrative overhead expenses will be allowed up to a maximum of 10% of the total direct expense not to exceed $400,000.
     (e) If Celebration expends the $4,000,000 towards underground mine development in paragraph 4.3(d) above by June 1, 2001, it will be entitled to an additional 30% Property ownership, bringing its total ownership to 80%.

     (f) If Celebration does not expend $4,000,000 by June 1, 2001, on underground mine development as specified in paragraph 4.3(d) above, Celebration shall not be entitled to the additional 30% Property ownership, but a linear apportioned, pro-rated amount that reflects the level of expenditure vested toward the total of $4,000,000. In other words, if Celebration expends $2,000,000 by June 1, 2001, then Celebration would earn an additional 15% Property ownership bringing total ownership in the Vipont Mine to 65%.
     At that time, management of the Venture shall vest solely with Vipont, and the Management Committee shall be dissolved immediately. Vipont shall then have, in it's sole discretion, full authority to operate the Property, lease the Property, or dispose of part or all the Assets of the Venture, except Celebration's undivided interest in the Property and the Property's assets.
     (g) In the event the terms and conditions specified in paragraphs 4.3(d) and 4.3(e) above are met, Celebration shall provide all funds required to bring the mine into Full Production.
     These funds shall be used to build a mill, to purchase additional equipment, power lines, secure building permits, construct tailing dams and impoundments, and to provide sufficient working capital to sustain the mine and milling operations for at least four months until Product sold has a cash return to the Venture.

     (h) Once Full Production commences from underground mining, all costs associated with mining, milling, transportation and selling of the ores shall be deducted from revenues derived from ore sales. Celebration shall be responsible for 80% of the costs and shall receive 80% of the profits after deductions, and Vipont will be responsible for 20% of the costs and shall receive 20% of the profits after deductions. If the Vipont Mine Venture is operating at a loss and Vipont cannot make it's 20% contribution toward costs, then all costs will be carried forward and charged against future profits.
     Costs may be calculated on a tonnage or ounces basis. Revenues and distributions will be in accordance with Section 6.1.
                            ARTICLE V
                     ALLOCATION OF DEDUCTIONS
Section 5.1  Allocation of Deductions
     To the extent permitted or required by law, depletion, depreciation deductions, and credits for Federal Income Tax purposes shall be allocated as follows:
     (a) Until Celebration has complied with and completed the terms and conditions outlined in paragraph (e) of Section 4.3 above, all deductions shall be 50% to Celebration and 50% to Vipont on a yearly basis.
     (b) Upon Celebration's compliance with, and completion of, the requirements outlined in paragraph (e) of Section 4.3, all future deductions for income tax purposes shall be allocated 20% to Vipont and 80% to Celebration, beginning with the Venture's fiscal year immediately following the fiscal year in which Celebration completes its compliance with the terms and conditions outlined in paragraph (e) of Section 4.3 above.
                            ARTICLE VI
                    DISPOSITION OF PRODUCTION
Section 6.1  Distributions and Sharing of Revenues
     After the underground mine has been in Full Production for four months and total monthly operating costs and expenses have been determined, a working capital and contingency fund, fixed equivalent to four times the most recent total monthly operating costs and expenses, will be established and maintained by the Manager of the Venture before and net revenues are distributed. Thereafter, net revenues will be distributed 80% to Celebration and 20% to Vipont.
Section 6.2  Disposition of Production
     The Participants, if they so choose, may market shipments of concentrates, dore, crude ore or precipitates, for future processing as combined shipments, and then divide the Net Smelter Return (NSR) payments according to their respective Participating Interests in the Venture, or they may market their respective shares individually as outlined in Section 6.3.
     In any event, the working capital and contingency fund will be maintained by the Manager of the Venture during mine production as specified in Section 6.1.

Section 6.3  Taking in Kind
     Each Participant may take in kind and separately market its share of all Products in accordance with its Participating Interest. Any extra expenditure incurred in the taking in kind of products for separate disposition by any Participant of its proportionate share of Products, shall be borne by such Participant. The Manager shall give the Participants notice at least 10 days in advance of the delivery date upon which their respective shares of Products will be available.
Section 6.4  Refinery
     If the Venture builds a refinery, Participants will have the option of taking their respective shares in kind as ounces of silver or gold as they choose, providing the terms of Section 6.1 has been satisfied.
                             ARTICLE
                       MANAGEMENT COMMITTEE
Section 7.1  Organization and Composition
     The Venture shall be governed by a Management Committee to determine overall policies, objectives, procedures, methods and actions under the Agreement. The Management Committee shall be composed of four members. At the Participation Level of 50% Celebration and 50% Vipont, each participant shall appoint two members each. At the Participation Level of 75% or more for Celebration and 25% or less for Vipont, then Celebration will have three appointed members and Vipont will have one member to the Management Committee. Each member shall have one vote.

Section 7.2  Decisions
     All decisions of the Management Committee shall be made by majority vote, except for the approval of annual programs and budgets for operations and non-budgeted capital expenditures, which will require the unanimous approval of the Management Committee.
Section 7.3  Meetings
     The Management Committee shall hold regular meetings at least annually in Spokane, Washington, or at other mutually agreed places. The Manager shall give thirty (30) days notice to the Participants of such regular meetings. Additionally, either Participant may call a special meeting upon thirty (30) days' notice to the Manager and the other Participants. In case of emergency, reasonable notice of a special meeting shall suffice. There shall be a quorum if at least on member representing each Participant is present. Each notice of a meeting shall include and itemized agenda prepared by the Manager tin the case of a regular meeting, or by the Participant calling the meeting in the case of a special meeting, but any matters may be considered with the consent of all Participants. The Manager shall prepare minutes of all meetings and shall distribute copies of such minutes to the Participants within thirty (30) days after the meeting. The minutes, when signed by all the participants, shall be the official record of the decisions made by the Management Committee and shall be binding on the Manger and Participants.

Section 7.4  Action Without Meeting
     In lieu of meetings, the Management Committee may hold telephone conferences, so long as all decisions are confirmed in writing and mailed to participants within 3 days of the telephone conference.
                           ARTICLE VIII
                             MANAGER
Section 8.1  Appointment
     As soon as the terms and conditions of Sections 4.3 (a) and
(b) are satisfied, Celebration shall be the Manager with management responsibility for Operations. Celebration hereby agrees to serve until it resigns as provided in Section 8.4. Until the terms and conditions of Sections 4.3 (a) and (b) are satisfied, the Venture shall be managed by the Participants acting as Co-Managers.
Section 8.2  Powers and Duties of Manager
     Subject to the terms and provisions of the Agreement, the Manager shall have the following powers and duties which shall be discharged in accordance with adopted Programs and Budgets:
     (a) The Manager shall manage and direct Operations in accordance within Management Committee directives.
     (b) The Manager shall implement the decisions of the Management Committee to carry out adopted Programs, and shall promptly advise the Management Committee if it lacks sufficient funds to carry out its responsibilities under the Agreement.

     (c) The Manager shall purchase or otherwise acquire all material, supplies, equipment, water, utility, and transportation services required for Operations, cash purchases and acquisitions to be made on the best terms available.
     (d) The Manager shall conduct such title examinations and cure such title defects as may be advisable in the reasonable judgement of the Manager.
     (e) The Manager shall: (i) make or arrange for timely disbursement of all payments required by leases, licenses, permits, contracts, and other agreements related to the Venture;
(ii) pay all taxes, assessments and like charges on Operations and Assets except state and federal income taxes determined or measured by a Participant's sales revenue or net income.
     (f) The Manager shall: (i) apply for all necessary permits, licenses, and approvals; (ii) comply with applicable Federal, State and local laws and regulations; (iii) notify promptly the Management Committee of any allegations or the existence of substantial violation(s) thereof; and (iv) prepare and file all reports or notices required for Operations. Until the mine is in Full Production and the terms and conditions Sections 4.3 (a), (b), (e), (g) and (h) are satisfied, the non-managing Participant shall work with the Manager (as Co-Manager) on permits, licenses and approvals required by the state, county or federal government.



<PAGE. 18
     (g) The Manager shall prosecute and defend, but shall not initiate without consent of the Management Committee, all litigation or administration proceedings arising out of Operations. The non-managing Participant shall approve in advance any settlement involving payments, commitments, or obligations in excess of $1,000 in cash or value.
     (h) The Manager shall provide insurance of the benefit of the Venture and the Participants.
     (i) The Manager may dispose of Venture Assets, whether by abandonment, surrender, or sale or other transfer, in the ordinary course of business. However, without prior unanimous authorization from the Management Committee, the Manager shall not dispose of Venture Assets in any one transaction having a value in excess of $5,000, or any number of transactions having an aggregate value of $20,000 in any Venture fiscal year.
     (j) The Manager shall, in the best interests of the Venture, carry out its responsibilities pursuant to the Agreement through agents, Affiliates, or independent contractors.
Contracts over $5,000 must be approved unanimously by the Management Committee.
     (k) The Manager shall perform or cause to be performed during the term of the Agreement all assessment and other work required by law in order to maintain the unpatented mining claims include within the Properties.

     (l) If authorized by the Management Committee, the Manager may locate, amend or relocate any unpatented mining claim, mill site, or tunnel sites.
     (m) The Manager shall keep and maintain all required accounting and financial records pursuant to the Accounting Procedure and in accordance with customary cost-accounting practices in the mining industry.
     (n) The Manager shall keep the Management Committee advised of Venture Operations by submitting in writing to the Management Committee; (i) monthly progress reports which include statements of expenditures and comparisons of such expenditures to the adopted Budget; (ii) periodic summaries of data acquired; (iii) copies of reports concerning Operations; (iv) a detailed final report within thirty (30) days after completion of each Program and Budget, which shall include comparisons between actual and budgeted expenditures and comparisons between the objectives and results of Programs; and (v) such other reports as the Management Committee may request. Manager shall provide monthly, quarterly and yearly productions and financial statements of operations and supply a copy to Vipont within thirty (30) days. These statements should reflect in reasonable detail the charges and credits to the joint account during the period being reported along with development, mining as per tons, ounces, or pounds produced and recovered.

Section 8.3  Standard of Care
     The Manager shall at all times act to protect and preserve the title and interests of the Venture and its assets. The Manager shall also conduct all Operations in a good, workmanlike and efficient manner, in accordance with sound mining and other applicable industry standards and practices, and in accordance with the terms and provisions of leases, licenses, permits, contracts, and other agreements pertaining to Venture Assets.
Section 8.4  Resignation: Deemed Offer to Resign
     The Manager may resign upon one (1) month's prior notice to the other Participant, in which case the other Participant may elect to become the new Manager by notice to the resigning Participant within thirty (30) days after receipt of the notice of resignation. If any of the following shall occur, the Manager shall be deemed to have offered to resign, which offer may be accepted in writing by the other Participant within ninety (90) days of either such deemed offer or the other Participant's notice of such offer whichever comes first:
     (a) The Participating Interest of the Manager becomes less than fifty-one percent (51%) after June 1, 1999; or
     (b) The Manager fails to perform a material obligation imposed upon it under the Agreement and such failure continues for a period of sixty (60) days after notice from the other Participant demanding performance; or
     (c ) The Manager fails to pay, or contest in good faith, the Venture's bills within sixty (60) days after they become due.

Section 8.5  Payments to Manager
     The Manager will receive an administrative charge against gross receipts of five percent (5%) against the Venture Account to reimburse the Manager from it's home office overhead. The above five percent (%) charge shall be in lieu of any management fee.
Section 8.6  Transactions With Affiliates
     If the Manager engages Affiliates to provide services pursuant to the Agreement, it shall do so on terms no less favorable than would be the case with unrelated persons in arm's-length transactions.
                            ARTICLE IX
                 RELATIONSHIP OF THE PARTICIPANTS
Section 9.1  No Partnership
     Nothing contained in this Agreement shall be deemed to constitute the creation of any mining, commercial or other partnership. Neither Participant shall have any authority to act for or to assume any obligation or responsibility on behalf of the other Participant, except as otherwise expressly provided in the Agreement.
Section 9.2  State and Federal Income Taxes
     The Participants also agree that, to the extent permissible under applicable law, their relationship shall be treated for state income purposes in the same manner as it is for federal income tax purposes. Each Participant shall be responsible for its respective state and federal income tax filing and the tax liability thereof.

       22                   ARTICLE X
                    WITHDRAWAL AND TERMINATION
Section 10.1  Termination by Expiration on Agreement
     This Agreement shall terminate as expressly provided in the Agreement, unless earlier terminated by written agreement of the Participants.
Section 10.2  Termination by Deadlock
     If the Management Committee fails to unanimously adopt an annual Program and Budget within four (4) months after the expiration of the latest adopted annual Program and Budget, either Participant may elect to terminate the Agreement by giving notice of termination to the other Participant.
Section 10.3  Withdrawal
     A Participant may elect to withdraw as a Participant from this Agreement by giving notice to the other Participant of the effective date of withdrawal, which shall be the later of the end of the then current Program and Budget, or at least thirty (30) days after the date of the notice. Upon such withdrawal, this Agreement shall terminate, and the withdrawing Participant shall be deemed to have transferred to the remaining Participant, without cost, and free and clear of royalties, liens, or other encumbrances arising by, through, or under such withdrawing Participant of ties share of liabilities to third persons (whether such accrues before or after such withdrawal) arising out of Operations conducted prior to such wihtrawal. For purposes of this Section, the withdrawing Participant's share of such liabilities shall be equal to its Participating Interest at the time such liability was incurred.

Section 10.4  Continuing Obligations
     On termination of this Agreement under Sections 10.1 or 10.2, the Participants shall remain liable for continuing obligations hereunder until final settlement of all counts and for any liability, whether it accrues before or after termination, if it arises out of Operations during the term of this Agreement.
Section 10.5  Disposition of Assets on Termination
     Promptly after termination under Sections 10.1 or 10.2, the Management Committee may authorize the Manger to take action necessary to wind up the activities of the Venture, and all costs and expenses incurred in connection with the termination of the Venture shall be expenses chargeable to the Venture. The Manager shall give its best efforts to see that Venture Assets are liquidated as promptly as consistent with obtaining a fair value therefor. Proceeds from Venture Assets shall first be paid, applied, or distributed in satisfaction of all liabilities owed to the Participants. Before distributing any proceeds or Venture Assets to Participants, the Manager shall have the right to segregate and reserve from distribution, amounts which, in the Manager's reasonable judgement, are necessary to discharge continuing obligations or to purchase for the account of Participants, bonds or other securities for the performance of such obligations. Thereafter, any remaining proceeds and all other Venture Assets shall be distributed to the Participants, in proportion to their respective Participating Interests. No Participant shall receive a distribution of any interest in

Products or proceeds from the sale thereof if such Participant's Participating Interest therein has been terminated pursuant to this Agreement.
Section 10.6  Right to Venture Data After Termination
     After Termination of this Agreement pursuant to Sections
10.1 and 10.2, each Participant shall be entitled to copies of all information acquired hereunder before the effective date of termination not previously furnished to it, but a terminating or withdrawing Participant shall not be entitled to any such copies after any other termination or withdrawal.
                            ARTICLE XI
               ACQUISITIONS WITHIN AREA OF INTEREST
Section 11.1  General
     Any interest or right to acquire any interest in real property within the Area of Interest acquired during the term of this Agreement by or on behalf of a Participant or any Affiliate shall be subject to the terms and provisions of this Agreement.
Section 11.2  Notice to Non-acquiring Participant
     Within sixty (60) days after the acquisition of any interest or the right to acquire any interest in real property wholly or partially within the Area of Interest the Participant shall notify the other Participant of such acquisition. The acquiring Participant's notice, shall describe in detail the acquisition, the lands and minerals covered thereby, the cost thereof, and the reasons why the acquiring Participant believes that the acquisition of the interest is in the best interests of the Participants under this Agreement. In addition to such notice, the acquiring Participant shall make any and all information concerning the acquired interest available for inspection by the other Participant.
Section 11.3  Option Exercised
     If, within sixty (60) days after receiving the acquiring Participant's notice, the other Participant notifies the acquiring Participant of this election to accept a proportionate interest in the acquired interest equal to it's Participating Interest, the acquiring Participant shall convey to the Venture, by special warranty deed, its title and /or interest therein.
The acquired interest shall become a part of the Venture Properties for all purposes of this Agreement immediately upon the notice of such other Participant's election to accept the proportionate interest therein. Such other Participant shall promptly pay to the acquiring Participant its proportionate share (as measured by its Participating Interest) of the latter's actual out-of-pocket acquisition costs.
Section 11.4  Option Not Exercised
     If the non-requiring Participant does not give such notice within the sixty (60) day period set forth in Section 11.3, the acquired interest shall not become a part of the Venture Properties or be subject to this Agreement.
                           ARTICLE XIII
             ABANDONMENT AND SURRENDER OF PROPERTIES
Section 12.1  Abandonment or Surrender of Property
     The Management Committee may unanimously authorize the Manager to surrender or abandon part or all of the Venture

Properties. If the Management Committee authorized any such surrender or abandonment over the objection of a Participant, the Participant that desires to abandon or surrender shall assign to the objecting Participant, all of the abandoning or surrendering Participant's interest in the Property to be abandoned or surrendered, and the abandoned or surrendered property shall cease to be part of the Venture Properties.
                           ARTICLE XIII
                       TRANSFER OF INTEREST
Section 13.1  General
     A Participant shall have the right to Transfer to any Participant or third party all or any part of its interest in or to this Agreement, its Participating Interest, or the Venture Assets solely as provided in this Article.
Section 13.2  Limitations of Free Transferability
     The transfer right of a Participant in Section 13.1 shall be subject to the following terms and conditions: no transferee of all or any part of the interest of a Participant in this Agreement, any Participant Interest, or the Assets shall have the rights of a Participant unless and until the transferring Participant has provided to the other Participant notice of the Transfer, and except as provided in Section 13.3 (c ), the transferee, as of the effective date of the Transfer, has committed in writing to be bound by this Agreement to the same extent as the transferring Participant.

Section 13.3  Preemptive Right
     Except as otherwise provided in Section 13.4, if a Participant desires to Transfer all of or part of it's interest in the Agreement, and Participating Interest, or the Assets, the other Participants shall have a preemptive right to acquire such interest as provided in this Section.
     (a) A Participant intending to Transfer all or any part of its interest in this Agreement, any Participating Interest, or the Assets shall promptly notify the other Participant of its intentions. The notice shall state the price and all other pertinent terms and conditions of the intended Transfer, and shall be accompanied by copy of the offer or contract for sale. The other Participant shall have ninety (90) days from the date such notice is delivered to notify the transferring Participant whether it elects to acquire the offered interest at the same price and on the same terms and conditions as set forth in the notice. If it does so elect, the Transfer shall be consummated promptly after notice of such election is delivered to the transferring Participant.
     (b) If the other Participant fails to so elect within the period provided for in Section 13.3 (a), the transferring Participant shall have sixty (60) days following the expiration of such period to consummate the transfer to a third party at the price and on terms no more favorable than those offered by the Transfer to a third party at a price and on terms no more favorable than those offered by the transferring Participant to the other Participant in the notice required in Section 13.3 (a).

     (c) If the transferring Participant fails to consummate the Transfer to a third party within the period set forth in Section
13.3 (b), it must reinitiate, and comply with, all of the procedures set forth in this Section 13.3.
     (d) If the Transfer is the grant of a security interest by mortgage, deed of trust, pledge, lien or other encumbrance of any interest in this Agreement, any Participating Interest, or the Assets, to secure a loan or other indebtedness of a Participant in a bona fide transaction, such security interest shall be subordinate to the terms of the Agreement and the rights and interests of the other Participant hereunder. Upon an foreclosure or other enforcement of rights in the security interest, the acquiring third party shall be deemed to have assumed the position of the encumbering Participant with respect to this Agreement and the other Participant, and it shall comply with and be bound by the terms and conditions of this Agreement.
     (e) If a sale or other commitment of disposition of Products or proceeds from the sale of Products by a Participant upon distribution to it creates in a third party a security interest in Products ro proceeds therefrom prior to such distribution, such sales, commitment, or disposition shall be subject to the terms and conditions of this Agreement.
Section 13.4  Exceptions to Preemptive Right
     Section 13.3 shall not apply to the following:
     (a) Transfer by a Participant of all or any part of its interest in this Agreement, and Participating Interest, or the Assets to an Affiliate;

     (b) Incorporation of a Participant, or a corporate merger, consolidation, amalgamation or reorganization of a Participant by which the surviving entity shall possess substantially all of the stock, or all the property rights and interests, and be subject to substantially all of the liabilities and obligations of that Participant.
                           ARTICLE XIV
                    FISCAL YEAR AND ACCOUNTING
Section 14.1  Fiscal Year Accounting
     The fiscal year of the Venture shall end on December 31, and the books of the Venture shall be kept on a cash accrual or other basis as the Management Committee shall determine, and shall further be kept in accordance with accounting principles employed by the Venture for State and Federal Income Tax purposes.
Section 14.2  Audit
     The books of the Vipont Mine Venture shall be audited annually by a certified public accounting firm unanimously designated by the Management Committee. This audit will be completed within forty-five (45) working days of the end of the fiscal year.
                            ARTICLE XV
                         CONFIDENTIALITY
Section 15.1  General
      The financial terms of this Agreement and all information obtained in connection with the performance of this Agreement shall be the exclusive property of the Participants and, except as provided in Section 15.2, shall not be disclosed to any third party or the public without the prior written consent of all Participants, which consent shall not be unreasonable withheld.
Section 15.2  Exceptions
     The consent required by Section 15.1 shall not apply to a
disclosure:
     (a) to an Affiliate, consultant, contractor, or subcontractor that has a bona fide need to be informed; or
     (b) to any third party to whom the disclosing Participant contemplates a Transfer of all or any part of its interest in or to this Agreement, its Participating Interest, or the Assets; or
     (c ) to a governmental agency or to the public which the disclosing Participant believes in good faith is required be pertinent law or regulation or the rules of any stock exchange.
     In any case to which this Section 15.2 is applicable, the disclosing Participant shall give notice to the other Participant concurrently with the making of such disclosure. As to any disclosure pursuant to Sections 15.2 (a) or (b), only such confidential information as such third party shall have a legitimate business need to know shall be disclosed and such third party shall first agree in writing to protect the confidential information form further disclosure to the same extent as the Participants are obligated under this Article.
Section 15.3  Duration of Confidentiality
     The provisions of this Article XV shall apply during the term of this Agreement and for two years following termination of this Agreement pursuant to Sections 10.1 or 10.2, and shall continue to apply to any Participant who withdraws, who is deemed to have withdrawn, or who Transfers its Participating Interest, for two years following the date of such occurrence.
                           ARTICLE XVI
                        GENERAL PROVISIONS
Section 16.1  Notices
     All notices, payments, and other required communications ("Notices") to the Participants shall be in writing, and shall be addressed respectively as follows:
     Thomas F. Miller, President Howard M. Crosby, President
     Vipont, Inc.                Celebration Mining Company
Section 16.2  Changes of Address
     Any Participant may change its notice address by notifying other Participants as provided in Section 16.1 above.
Section 16.3  Waiver
     The failure of a Participant to insist on the strict performance of any provision of this Agreement or to exercise any right, power or remedy upon a breach hereof shall not constitute a waiver of any provision of the Agreement of limit the Participant's right thereafter to enforce any provision or exercise any right.
Section 16.4  Integration
     This Agreement is the entire Agreement between the Participants with respect to the subject matter hereof and supersedes all prior agreements with respect thereto. No alterations, modification or interpretation hereof shall be binding unless made in writing and duly executed by the Participants.

Section 16.5  Disputes
     Any controversy of claim arising out of or relating to this Agreement or the breach thereof shall be settled by arbitration in accordance with the rules of the American
Arbitration Association, and any award made shall be final and binding upon the parties hereto, and judgment on the award rendered by the Arbitrator(s) may be entered in any Court having jurisdiction thereof.
Section 16.6  Governing Law
     This Agreement shall be governed by and interpreted in accordance with the laws of the Stat of Utah, except for its rules pertaining to conflicts of laws.
Section 16.7  No Title Encumbrances
     There shall be no liens, mortgages, or any secured title encumbrance placed on the surface or mineral rights, deed or title of the Property except by written agreement by all Participants.
Section 16.8  Hold Harmless
     Vipont agrees to hold Celebration Mining Co. and it's affiliated Companies harmless from any actions taken against the Vipont Mining Co. or the Vipont Mine for any and all pre-existing conditions that were set forth by operations and actions of and by Vipont Mining Company, Bannack Mines, Inc., or their Officers and Directors on the Vipont Mine property and mine access, that may, in any reason, have a delitreous effect on Celebration and it's affiliates.

Section 16.9  Further Assurances
     Each of the Participants agrees to take, from time to time, such actions and execute such additional instruments as may be reasonably necessary or convenient to implement and carry out the intent and purpose of the Agreement.
Section 16.10  Successors and Assigns
     The Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the Participants.
Section 16.11  Memorandum
     At the request of any Participant, a Memorandum or short form of this Agreement, as appropriate, which shall not disclose financial information contained herein, shall be prepared and recorded by Manager. This Agreement shall not be recorded.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.
ATTEST:                     VIPONT, INC.
___________________________ BY _________________________________

ATTEST:                     CELEBRATION MINING COMPANY
___________________________ BY _________________________________